EXHIBIT 15

August 3, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 3, 2010 on our review of unaudited interim financial information of MasterCard Incorporated and its subsidiaries (the “Company”) for the three and six month periods ended June 30, 2010 and 2009 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2010 is incorporated by reference in the Company’s Registration Statements on Form S-8 (dated June 30, 2006 (File No. 333-135572), August 9, 2006 (File No. 333-136460) and June 15, 2007 (File No. 333-143777)) and the Registration Statement on Form S-3 dated November 4, 2009 (No. 333-162869).

Very truly yours,

/s/ PricewaterhouseCoopers LLP